EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC. REPORTS
FIRST QUARTER NET INCOME OF $0.16 PER DILUTED SHARE, INCLUSIVE OF A
LOSS OF $0.53 PER SHARE FOR THE EARLY RETIREMENT OF DEBT,
ON SALES OF $1.27 BILLION
GLENVIEW, IL, April 27, 2010 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended April 2, 2010.
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended
	April 2,	April 3,	Percent
	2010	2009	Change
Net Sales	$1,272.6	$1,271.2	—
Operating Income	$57.0	$56.9	—
Net Income	$5.9	$25.7	-77%
Diluted Earnings Per Share	$0.16	$0.72	-78%
Diluted Weighted Shares	35.8	35.8	—
First Quarter Highlights
•	Sales of $1.27 billion were flat compared to the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year include:
•	$44.1 million of favorable foreign exchange effects versus prior year

•	$15.8 million of favorable copper price effects versus prior year

•	Exclusive of the effects of foreign exchange and copper prices, sales decreased by 4.6 percent organically, with approximately half due to the exit of a major customer contract, as previously communicated.
•	First quarter operating income of $57.0 million was up slightly compared to $56.9 million reported in the year ago quarter. Operating margins in both quarters were 4.5 percent, with the lower current year gross margin rate being offset by lower operating expenses driven by the cost reduction initiatives implemented in 2009.

•	Other expense in the current quarter was $31.6 million versus other income of $0.6 million in the year ago quarter, which was primarily attributable to a $30.5 million net loss associated with the early retirement of $121.9 million of 10% Senior Notes in the current year.

•	Net income was $5.9 million, or $0.16 per share, as compared to $25.7 million, or $0.72 per diluted share, reported in the year ago quarter. The year-on-year comparisons were primarily impacted by the loss associated with the early retirement of debt as outlined above. Excluding this item, net income would have been $24.8 million, or $0.69 per share, a decrease of 3 percent.

•	Cash flow generated from operations was $74.7 million as compared to $88.0 million generated in the year ago quarter. The lower cash flow reflects the working capital requirements associated with the sequential revenue growth in the current period.
First Quarter Sales Trends
Commenting on first quarter sales trends, Robert Eck, President and CEO, stated, “We entered the first quarter of 2010 with an expectation that sales would decline year-on-year, despite the improving macro economic trends experienced in the second half of 2009, due to several factors. First, as we had commented during the past couple of quarters, we believed it would take two-to-three quarters of sustained economic recovery before we would see capital spending increase to a level that would drive sales growth within our customer base. On this basis, we felt it would be late in the first quarter or early in the second quarter of 2010 before the company experienced the sales benefits of this increased capital spending. Secondly, during the fourth quarter we exited a major customer sales contract that had 2009 first quarter sales of $31.7 million. Lastly, the sales in our electrical wire and cable, aerospace and North American OEM Supply end markets did not hit bottom until the second quarter of 2009, leaving us with difficult year-on-year comparisons in each of those markets for the first quarter.”
“A weaker U.S. dollar and stronger copper prices combined to offset some of these expected headwinds, leaving the company with flat year-on-year sales,” continued Eck. “Importantly, however, we did experience some initial signs of improving sales trends within the quarter, including a year-on-year sales increase in our European OEM Supply end market. These improving sales trends were even more evident in the final weeks of the quarter on a broader basis, leaving us positioned, assuming a continued economic recovery, to expect year-on-year sales growth in the second quarter.”
First Quarter Operating Results
“Year-on-year operating profitability was virtually flat with a 30 basis point drop in gross margin percentage being offset by an identical drop in operating expenses as a percent of sales,” commented Eck. “Importantly, despite generally soft economic conditions, the gross margin percent has remained relatively flat for four consecutive quarters, reflecting a fairly consistent mix of business by both end market and geography. We are pleased with our operating performance as we realize the benefit of our prudent cost reduction actions taken last year.”
“First quarter operating expenses of $232.7 million were down slightly from the first quarter of 2009,” continued Eck. “Productivity and cost management actions resulted in spending reductions of $12.0 million or 5.0 percent, but were largely offset by exchange rate-driven increases of $8.3 million.”
Company-wide operating margins were flat year-on-year at 4.5 percent with an adverse sales mix impact on gross margins being fully offset by operating expense savings.
North America operating margins increased to 5.7 percent from 5.4 percent in the year ago quarter. This improvement reflects the benefit of slightly higher copper prices and exiting the low profitability major customer contract.
Europe operating margins were 0.2 percent as compared to a negative 0.4 percent in the year ago quarter. The year-on-year improvement reflects a stronger sales mix with a greater percentage of higher margin OEM Supply business, while the other, lower gross margin end markets declined slightly year-on-year.
Emerging Markets operating margins decreased to 4.6 percent in the current quarter compared to 7.1 percent in the year ago quarter, primarily due to project mix combined with reduced sales as a result of relatively unsettled market conditions in Venezuela.
Cash Flow and Leverage
“We are extremely pleased with our continued strong cash generation, including our first quarter cash flow from operations of $74.7 million,” commented Dennis Letham, Executive Vice President-Finance. “The continued strong cash flow was achieved despite the working capital requirements associated with consecutive quarter sales growth experienced in this year’s first quarter. We expect to generate significant cash during 2010 despite the working capital requirements associated with growing sales as economic conditions slowly improve.”
“During the most recent quarter, our strong cash position allowed us to purchase 1 million shares of outstanding stock for $41.2 million, as well as retire a large portion of the previously mentioned 10% Senior Notes. Over the last six months we retired nearly 80 percent of these 10% Senior Notes, helping reduce our average cost of debt. The 2010 reduction in the higher cost debt, combined with the current quarter’s share repurchase is projected to have a positive impact on diluted earnings per share by approximately $0.25 for 2010,” Letham said. “With a quarter end cash balance of $65.6 million, including $30.7 million of short-term invested cash, and an expectation of continuing positive cash flow in 2010, we will continue to evaluate the optimal use of these funds and may from time to time repurchase additional amounts of the company’s outstanding shares, 3.25% convertible notes or other outstanding debt obligations. We continue to believe that this reduced leverage on our balance sheet better positions the company to quickly capitalize on the economic rebound, as well as acquisition opportunities if and when they become available.”
Key capital structure and credit-related statistics for the first quarter include:
•	First quarter debt-to-total capital ratio of 43.5 percent compared to 44.8 percent at the end of 2009 and 49.1 percent at the end of the first quarter of 2009

•	First quarter weighted average cost of borrowed capital of 7.4 percent compared to 5.0 percent in the year ago quarter

•	89 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$313.4 million of availability under bank revolving lines of credit at quarter end

•	$75.0 million of outstanding borrowings under the $200.0 million account receivable securitization facility at quarter end
Business Outlook
Eck commented, “The increasing number of reports from around the world citing improved economic conditions and continued positive outlooks have begun to take out some of the uncertainty in our expectations for the upcoming quarters. As previously noted, the strength of the final weeks of the first quarter has started to show the effects of an improving economy. While we contemplate being able to report year-on-year sales growth in the second quarter, we still believe that a more significant improvement will require extended positive trends and an expansion of those macro economic trends to more fully include Europe.”

“Even though we are beginning to see improving sales trends, we will remain very diligent with our cost management efforts. We will continue to focus on adding new products to our portfolio where appropriate while developing end market presence in either electrical wire & cable or OEM Supply in countries where our current presence is large, but limited to only the enterprise cabling and security solutions end market. We will also selectively work to deepen our geographic presence in select countries, such as Brazil and China, where our current presence is largely confined to the capital or the principal business city. Assuming the forecasts of general economic growth materialize, we believe that our current cost structure positions us well to drive further improvement in overall operating profitability,” Eck concluded.
First Quarter Earnings Report
Anixter will report results for the 2010 first quarter on Tuesday, April 27, 2010 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.
About Anixter
Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $900 million in inventory, 3) 223 warehouses with approximately 7 million square feet of space, and 4) locations in 265 cities in 51 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, including the severity of current economic and financial market conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended
	April 2,	April 3,
(In millions, except per share amounts)	2010	2009

Net sales	$1,272.6	$1,271.2
Cost of goods sold	982.9	977.9

Gross profit	289.7	293.3
Operating expenses	232.7	236.4

Operating income	57.0	56.9
Interest expense	(15.6)	(14.5)
Other, net	(31.6)	0.6

Income before income taxes	9.8	43.0
Income tax expense	3.9	17.3

Net income	$5.9	$25.7

Net income per share:
Basic	$0.17	$0.72
Diluted	$0.16	$0.72

Average shares outstanding:
Basic	34.2	35.4
Diluted	35.8	35.8

Geographic Segments
Net sales:
North America	$897.4	$921.1
Europe	253.2	238.6
Asia Pacific and Latin America	122.0	111.5

	$1,272.6	$1,271.2

Operating income:
North America	$50.8	$50.1
Europe	0.5	(1.1)
Asia Pacific and Latin America	5.7	7.9

	$57.0	$56.9

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	April 2,	January 1,
(In millions)	2010	2010

Assets

Cash and cash equivalents	$65.6	$111.5
Accounts receivable, net	958.7	941.5
Inventories	943.1	918.8
Deferred income taxes	45.0	47.5
Other current assets	45.4	31.7
Total current assets	2,057.8	2,051.0

Property and equipment, net	85.2	87.5
Goodwill	358.0	357.7
Other assets	177.4	175.5

	$2,678.4	$2,671.7

Liabilities and Stockholders’ Equity

Accounts payable	$602.2	$505.4
Accrued expenses	125.9	155.9
Short-term debt	77.4	8.7

Total current liabilities	805.5	670.0

1.0% convertible senior notes	252.8	249.1
5.95% senior notes	200.0	200.0
10.0% senior notes	42.0	163.5
3.25% zero coupon convertible notes	113.6	112.7
Revolving lines of credit and other	96.6	96.1
Other liabilities	153.8	156.2

Total liabilities	1,664.3	1,647.6

Stockholders’ equity	1,014.1	1,024.1

	$2,678.4	$2,671.7

Financial Measures That Supplement GAAP
This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.

First Quarter Sales Growth Trends
	First Quarter	Adjustments for:		First Quarter	First Quarter
	2010 Sales	Foreign Exchange	Copper	2010 Sales	2009 Sales	Organic
	(as reported)	Impact	Impact	(as adjusted)	(as reported)	Growth
			(in millions)
North America
Enterprise Cabling and Security	$481.6	$(8.5)	$—	$473.1	$493.9	-4.2%
Wire & Cable	284.5	(12.5)	(14.0)	258.0	281.6	-8.4%
OEM Supply	131.2	(0.5)	—	130.7	145.3	-10.0%
Eliminations / Other	0.1	—	—	0.1	0.3	n/a

Total North America	$897.4	$(21.5)	$(14.0)	$861.9	$921.1	-6.4%

Europe
Enterprise Cabling and Security	$89.6	$(5.3)	$—	$84.3	$89.3	-5.7%
Wire & Cable	71.0	(4.4)	(1.8)	64.8	70.0	-7.4%
OEM Supply	92.6	(6.0)	—	86.6	79.3	9.1%

Total Europe	$253.2	$(15.7)	$(1.8)	$235.7	$238.6	-1.3%

Emerging Markets	$122.0	$(6.9)	$—	$115.1	$111.5	3.3%

Anixter International	$1,272.6	$(44.1)	$(15.8)	$1,212.7	$1,271.2	-4.6%